[CRACKER BARREL OLD COUNTRY STORE]

EXHIBIT 99.1

Contact:

Julie Davis

Communications Director

615-443-9266

LITTLE ROCK LAWSUIT: FALSE CLAIMS, SOME “RECYCLED”

FROM PREVIOUS UNSUCCESSFUL LEGAL ACTIONS

Company Is Strongly Committed to Diversity and Customer Service

LEBANON, Tenn. (July 31, 2003) – Cracker Barrel Old Country Store, Inc. today rejected the false allegations in a lawsuit filed in Little Rock, Arkansas this week and said a number of the claims against the restaurant chain stemmed from previous unsuccessful legal actions in Georgia.

“We are a large and successful company with a diverse range of customers.  These customers have voted us the best family restaurant chain for 13 years,” said Cracker Barrel President and Chief Operating Officer Donald M. Turner.  “Furthermore, we are committed to providing strong opportunities in our work force for African-Americans and other minorities.  They are a source of strength for us.”

The lawsuit, filed by attorneys that include a plaintiff’s firm that unsuccessfully sought two class action certifications last year in the Northern District of Georgia, claimed two Cracker Barrel restaurants in the Little Rock area treated African-American customers unfairly. Nine incidents were alleged.  In seven of the incidents, the plaintiffs are associated with the unsuccessful legal actions in Georgia, Turner said.

“The plaintiff’s attorneys involved in the Georgia legal action threatened additional lawsuits if we didn’t settle.  We didn’t settle because we believe the allegations in all of these legal actions are false – they are the opposite of what we stand for as a company and the opposite of what has made us successful,” Turner said.

Turner noted that pay raises, increases in fringe benefits and advancement for hourly employees at Cracker Barrel are all tied to treating customers well.  Furthermore, about 23 percent of Cracker Barrel’s more than 50,000 employees are minorities, he said.  Some 13 percent are African-American.  According to Turner, more than 7 percent of the company’s store managers are African-American and the company’s three top executives who handle human resources, employee training and purchasing also are African-Americans.

“This simply isn’t the profile of a business that engages in a pattern or practice of discrimination,” he said.

Cracker Barrel Old Country Store, Inc. operates 480 company-owned restaurants and retail stores in 41 states.  The company is a wholly owned subsidiary of the publicly held CBRL Group, Inc. (Nasdaq: CBRL).  Cracker Barrel was established in 1969 in Lebanon, Tennessee.  Cracker Barrel stores are modeled after 1900-era country stores and feature a menu of traditional American family dishes, such as meatloaf and chicken n’ dumplins.

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